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[ACCRUE LETTERHEAD]

                                                                   Exhibit 10.11

                                November 5, 1998


Mr. Brett Kilpatrick
939 Wedgewood Court
Glenview, IL  60025



Dear Brett:


On behalf of Accrue Software, Inc. (the "Company"), I am pleased to offer you the position of Vice President of Sales, reporting to me, starting on November 10th, 1998. Your compensation will be comprised of an $150,000.00 annual base salary and an annual target commission of $100,000.00 for a total annual target compensation of $250,000.00 at 100% of your plan. In addition, we are offering a $8,333.34 "month-to-month non-recoverable draw" for your first 3 months, which will be paid monthly and non-recoverable from that month's commission. You will be covered by the Company's standard benefits package including health insurance and two weeks paid vacation per year, pro-rated during 1998. In the event of relocation requirement, you and the "Company" will agree to reasonable reimbursement for such relocation. If relocation becomes an issue that is unresolvable, Accrue agrees to vesting of an additional year to what has been vested to date.

You will be granted an incentive stock option to purchase 255,000 shares of Common Stock exercisable at the fair market value on the date of grant by the Company's board of directors. The option will become exercisable at the rate of 25% the shares one year after your commencement of employment and 1/48th of the shares subject to the option each month thereafter, so that at the end of four years, the option will be fully vested provided you remain an employee of the Company. The option will be subject to approval and grant by the Company's board of directors, which I expect will occur at the first regular board meeting following the commencement of your employment, and the execution of the Company's standard Option Agreement under its 1996 Stock Plan. In the event you are terminated without cause, because of a Change of Control, there will be a one year acceleration of vesting in addition to what has been vested to date.

You will be required to sign the Company's standard Assignment of Inventions and Confidentiality Agreement prior to the initiation of your employment. In addition, you will abide by the Company's strict policy that prohibits any new employee from using or bringing with him or her from any previous employer any confidential information, trade secret, or proprietary materials or processes of such employer.

You will be an employee-at-will and your employment may be terminated at any time by you or the Company, with or without notice, and with or without cause. This Agreement constitutes the entire agreement between you and the Company and supersedes all other agreements or understandings.

This offer will be held open for three (3) days. To accept please sign at the bottom of this letter.

Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter.

Very truly yours,


/s/ Richard D. Kreysar
-----------------------------
Richard D. Kreysar
President and CEO
Accrue Software, Inc.


The foregoing terms and conditions are hereby accepted:

Signed: /s/ BRETT KILPATRICK                     Date: 11/5/98
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